Exhibit 10.1                                Transfer Agent and Registrar Agreement

TRANSFER AGENT AND REGISTRAR AGREEMENT

THIS AGREEMENT is made and entered into on April 30, 2007.

BETWEEN:                                Empire Stock Transfer Inc. (the “Transfer Agent”), duly incorporated under the laws of the State of Nevada, having an office situated at 2470 St. Rose Pkwy, Suite 304 in Henderson, NV 89074.

AND:                         QELE RESOURCES INC.
Name of Company (the “Company”)

NEVADA
State of Incorporation

Lot 25, Mananikorovatu Road
8 Miles Makoi
Nausori, Fiji
Address of Company

In consideration of the mutual premises, covenants and agreements contained herein, the parties agree as follows:

1.	The Company hereby appoints Transfer Agent as the sole Transfer Agent and Registrar for the Company’s capital stock.

2.
The Company warrants and represents to the Transfer Agent that the Company has full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof, including the execution of this Agreement by the authorized signatory indicated below.

3.
The Company agrees to pay the transfer agent an initial fee of $1,000; which includes a $500 file setup fee, first year’s annual maintenance fee and a $500 credit toward future use.  Thereafter, the Company agrees to pay the transfer agent an annual fee of $500 in compensation for the time and expense necessary to maintain the books and records of the Company as well as answering any inquiries from shareholders, brokers and clearing agents that may arise from performing this duty.  This annual fee will be due on a fiscal basis from the date of execution of this agreement and is subject to annual review.  Other fees may include, without limitation, transfers borne by the Company, shareholder lists, mailing labels, distributions and proxy tabulation.  In addition, the Company agrees to pay all expenses incurred by the result of a lawsuit or government investigation including all legal and professional fees, travel expenses, copying of documents, and postage or courier fees.  The Company agrees that it shall compensate the Transfer Agent at a rate of $50 per hour in circumstances where the Transfer Agent is required to expend its employees’ time in order to comply with regulatory body or court orders regarding the Company’s securities or where an employee is required to attend court as a witness in respect of any matters relating to the Company’s securities.

4.
The Company agrees to provide the Transfer Agent with a current, accurate and complete shareholder list that is inclusive of shareholder names, addresses, applicable social security numbers or tax ID numbers, number of shares, dates of issue and the certificate numbers by which these shares are represented.   The Company agrees to indemnify and hold harmless the Transfer Agent for any errors, omissions or failure to provide information made on the part of the Company or its previous transfer agent with respect to information provided to the Transfer Agent.

5.
The Company also covenants to notify the Transfer Agent within forty-eight (48) hours or two (2) business days of material changes in its affairs that may affect the Transfer Agent’s provision of services hereunder including, without limitation, a change in directors, officers, management and/or affiliates of the Company; alteration of the Company’s capitalization by way of forward or reverse split; a change of Company name; or a change of Company address through certified mail.  Transfer Agent may elect to accept alternate means of notification on a case by case basis.  Please phone (702) 818-5898 to discuss alternate means of notification.

Certified Notification to Transfer Agent:

Empire Stock Transfer
Attn: Material Changes
2470 St. Rose Pkwy, Ste. 304
Henderson, NV 89074

6.
The Transfer Agent agrees to maintain the Company’s shareholder records in accordance with accepted standards and agrees to process and register the Company’s transfers.  The Transfer Agent agrees to make available these records in the form of a shareholder list (see transfer agent and registrar client fee schedule) upon written request by an authorized officer or agent of the Company.  Where there is a dispute between the Company and a third party regarding the issuance or cancellation of any securities in the Company’s capital stock, the Transfer Agent shall have the right to require the Company to provide the Transfer Agent with a legal opinion or Court order with respect to the securities in issue prior to acting on any instructions related thereto.

7.
The Transfer Agent shall not be under any obligation to prosecute or defend any action or suit in respect of the Company unless the Company shall, so often as required, furnish the Transfer Agent with satisfactory indemnity and funding against such expense or liability.

8.
This agreement may be terminated upon the delivery of written notice by one party to the other at least fourteen (14) business days prior to the effective date of termination.  Upon termination, the Company agrees to pay all outstanding fees owed to the Transfer Agent.  The Transfer Agent shall have the authority to hold the books and records of the Company until it has received such payment.  Upon full payment, including the closing fee – see fee schedule, the Transfer Agent will ship the Company’s shareholder records via courier service to a Company specified address.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their respective hands and seals or corporate seals, as the case may be, both as of the day and year first above written.

Qele Resources Inc.		Empire Stock Transfer Inc. EMPIRE STOCK TRANSFER INC.
Company Deborah Appana		Transfer Agent Patrick Mokros
Name of Officer for Company		Name of Officer for Transfer Agent
SignatureDate DEBORAH APPANA	Date Nov. 1, 2007	SignatureDate PATRICK MOKROS	Date Nov. 1, 2007